CERTIFICATE OF DESIGNATION

OF

BAKKEN RESOURCES, INC.

To be Designated
Series B Preferred Stock

 __________

Pursuant to Section 1955 of
Chapter 78 of the Nevada Revised Statutes

__________

A. Under Article IV of the Articles of Incorporation of Bakken Resources, Inc. (the “Corporation”), this Corporation is authorized to issue two classes of stock, designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of Common Stock that the Corporation is authorized to issue is One Hundred Million (100,000,000). The total number of shares of Preferred Stock this Corporation is authorized issue is Ten Million (10,000,000). Both the Preferred Stock and the Common Stock shall have a par value of $0.001 per share.

B. The Preferred Stock may be divided into series. The first series shall consist of one million shares and is hereby designated “Series A Preferred.” The second series shall consist of one million shares and is hereby designated “Series B Preferred.” The price at which the first share of Series B Preferred is originally issued is designated the “Series B Price Per Share.” The Series B Price Per Share shall be one dollar ($1.00). The remaining shares of authorized Preferred Stock may be issued from time to time in one or more series. Except as otherwise set forth in this Certificate of Designation, the Board is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, unless a vote of the holders of such series is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

C. Except as set forth in Section C.1 and C.2 below, the Series B Preferred shall have the identical powers, preferences, rights, and restrictions to the Common Stock, such provisions being set forth for the Series B Preferred as follows:

1. Dividends.

(a) Rate and Preference. Each share of Series B Preferred shall entitle the holder thereof to receive dividends in the manner determined by the Corporation’s Board of Directors.

(i) No dividends shall be paid on any Common Stock of the Corporation until dividends on the Series B Preferred shall also have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid, and no dividends shall be paid on any share of Common Stock unless a dividend (not including the amount of any dividends paid pursuant to the above provisions of this Section C.1) is paid with respect to all outstanding shares of Series B Preferred in an amount for each such share of Series B Preferred equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series B Preferred could then be converted.

(ii) Except as otherwise provided herein, no right shall accrue to holders of shares of Series B Preferred by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

(b) Participation. In the event the Corporation shall declare a distribution (other than any distribution described in Section C.2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series B Preferred shall be entitled to a proportionate share of any such distribution as though the holders of the Series B Preferred were the holders of the number of shares of Common Stock of the Corporation into which their respective shares Series B Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the Series B Price Per Share (as adjusted for any stock dividends, combinations or splits with respect to such shares) with interest accrued to the date of conversion plus all accumulated but unpaid dividends on such shares for each share of Series B Preferred then held by them (the “Series B Preference”). If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred of the liquidation preference set forth in this Section C.2(a), then such assets shall be distributed among the holders of the Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled if the assets of the Corporation were sufficient to make such payment in full to holders of the Series B Preferred.

(b) Cap. For any Liquidation Event or Deemed Liquidation Event (defined below), if the amount payable on each share of Series B Preferred upon such distribution (inclusive of the preferential liquidation proceeds) would exceed twice the amount of the Series B Price Per Share (as adjusted for any stock dividends, combinations or splits with respect to such shares and treating the Series B Preferred on an as converted basis), then the Series B Preference mentioned in Section C.2(a) shall be of no force or effect as to any such amount payable on each share of Series B Preferred that exceeds twice the amount of such Series B Price Per Share, and all amounts payable upon such a distribution in excess of such amount shall be allocated amongst all the shareholders of the Corporation as set forth in Section C.2(c).

(c) Participation. After payment to the holders of the Series B Preferred of the amounts set forth in Section C.2(a), as limited by Section C.2(b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series B Preferred in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series B Preferred then held by them.

(d) Deemed Liquidation Events. For purposes of this Section C.2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) (ii) a sale of all or substantially all of the assets of the Corporation, (iii) the sale of all or substantially all of the outstanding shares of capital stock of the Corporation, (iv) any change of control of the Board, the Corporation’s voting stock, or that is otherwise not covered herein, and (v) a bankruptcy, shall, unless provided otherwise by the option of a majority the holders of Series B Preferred, voting together as a class, each be treated as Liquidation Event and shall entitle the holders of the Series B Preferred and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section C.2(e) below) amounts as specified in Sections C.2(a) through C.2(c) above if occurring or discovered at or within a reasonable time after occurrence (a “Deemed Liquidation Event”).

(e) Non-Cash Valuation. Whenever the distribution provided for in this Section C.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board.

3. Voting Rights; Directors.

(a) Preferred Voting with Common. Each holder of shares of the Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred could be converted (such number being initially 100 shares Common Stock) and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

(b) Conditional Board Seat. As of the date on this Certificate of Designation, the Board consists of seven (7) members but may consist of no less than two (2) and no more than nine (9) members. The holders of Series B Preferred shares shall be entitled to elect one (1) member of the Board (voting as a class) on the condition that the number of seats on the Board is increased to either eight (8) or nine (9) seats, or to a any greater number of directors that may be later authorized by an amendment to the Corporation’s Articles of Incorporation in accordance with that document, the Corporation’s bylaws, and any applicable laws. The member elected by the holders of Series B Preferred, if applicable, shall be designated the “Series B Preferred Director.” All other board members shall be elected by normal vote as described herein and consistent with this Corporation’s bylaws.

(c) Filling Vacancy of Conditional Board Seat. In the case of a vacancy in the office the Series B Preferred Director, such vacancy shall remain vacant to be filled only by the vote of a majority of the shares of the Series B Preferred. Any director who shall have been elected by the holders of the Series B Preferred may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series B Preferred.

4. Conversion.

The holders of the Series B Preferred shall have conversion rights specified in this Section C.4, except that in all cases conversion of any Series B Preferred stock into Common Stock shall be limited by the amount of available Common Stock authorized under this Corporation’s Articles of Incorporation unless such Articles are amended by an affirmative vote in accordance with the relevant provisions of this Corporation’s Articles of Incorporation or bylaws, as the case may be, where such amendment will take place within a reasonable time after this Corporation receives a relevant conversion notice, and if approved, would increase the authorized number of shares of Common Stock by an amount sufficient to satisfy full conversation of any applicable request to convert shares of Series B Preferred into Common Stock that would require such an amendment, as follows (the “Conversion Rights”):

(a) Right To Convert. Each share of the Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one hundred (100) fully paid and nonassessable shares of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred (the “Conversion Price”) shall initially be the Series B Price Per Share. Such initial Conversion Price shall be adjusted as hereinafter provided.

(b) Automatic Conversion. Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then-effective Conversion Price immediately upon either (i) the election of the holders of a majority of the shares of the Series B Preferred then-outstanding (voting together as a class), or (ii) the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering with aggregate proceeds to the Corporation (after deduction for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the Corporation’s counsel) exceeding Twenty-Five Million dollars ($25,000,000).

(c) Mechanics of Conversion.

(i) Before any holder of the Series B Preferred shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Designated Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series B Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Preferred shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such sale of securities.

(d) Adjustments to Conversion Price for Certain Diluting Issues. No adjustment described below in Sections C.4(d)(i)-(vi) shall affect the conversion price of the Series B Preferred if any such adjustment would apply in relation to any of the following: (a) securities issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to any plan approved by the Corporation’s Board of Directors, (b) Common Stock issued pursuant to a stock split or similar reorganization, (c) Common Stock issued upon conversion of Preferred Stock, (d) securities issued in connection with a bona fide business acquisition by the Corporation or an initial public offering, (e) securities issued to persons or entities with which the Corporation has business relationships, which issuances are approved by the Corporation’s Board of Directors, and for primarily non-equity financing purposes, (f) securities issued or issuable pursuant to equipment lease financings or bank credit arrangements that are approved by the Board and for primarily non-equity financing purposes; or (g) securities that are otherwise excluded by consent of holders of a majority of the Series B Preferred.

(i) Special Definitions. For purposes of this Section C.4(d), the following definitions apply:

(1) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock, Convertible Securities (defined below), or Series B Preferred.

(2) “Original Issue Date” shall mean the date on which a share of Series B Preferred stock was first issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued under Section C.4(d)(iii)) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of the Series B Preferred;

(B) to employees, directors, consultants or advisors under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board (including the affirmative vote of the Directors elected by the holders of the Series B Preferred);

(C) as a dividend or distribution on the Series B Preferred; or

(D) for which adjustment of the Conversion Price is made pursuant to Section C.4(e).

(5) “Ratchet Period” shall mean the time between the Original Issue Date and the date which is one day after the date on which at least an additional Ten Million dollars ($10,000,000) in equity or convertible debt financing at a per share price in excess of the Series B Price Per Share is obtained by the Corporation (which does not include proceeds from existing shareholders or the issuance of Series B Preferred) in one or more such financings.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issuance of Additional Shares of Common Stock. If the Corporation causes after the Original Issue Date there to be issued any Options or Convertible Securities, or if the Corporation fixes a record date designating which holders are then entitled to any receive such securities, then the maximum number of shares of Common Stock issuable under the terms of any such security (without regard to any relevant anti-dilution provisions) shall be deemed to be Additional Shares of Common Stock issued after the Original Issue Date. Common Stock deemed issued in this way shall be considered issued on the same date that the relevant Options or Convertible Securities were issued, or if Common Stock is deemed issued because the Corporation sets a record date, such Common Stock will be considered issued as of the close of business on such record date. The forgoing provisions of this Paragraph C.4(d)(iii) applicable to Additional Shares of Common Stock that are deemed to be issued are subject to the following:

(1) no further adjustments in the Conversion Price shall be made upon the issuance or exercise of any Option or Convertible Security discussed in this Paragraph C.4(d)(iii) or its subsections;

(2) if any Option or Convertible Security discussed in Paragraph C.4(d) contains terms that, by the passage of time or otherwise, cause any adjustment, upon exercise, conversion or exchange, in price payable to the Corporation or in Common Stock issuable under such security, the Conversion Price and all adjustment computed therefrom shall, upon any such increase or decrease becoming effective, be recomputed to reflect any such increase or decrease to the extent it affects such Option or Convertible Security; provided, however, that no adjustments under this Paragraph C.4(d)(iii)(2) shall apply to Common Stock previously issued upon conversion from Series B Preferred;

(3) upon the expiration of any unexercised right of conversion or exchange contained in any such Option or Convertible Security, the Conversion Price and all adjustment computed therefrom shall, upon such expiration, be recomputed so as to exclude such expiration and to include only the relevant securities actually issued and payments received or receivable by the Corporation in relation to such security prior expiration of any such unexercised right;

(4) no readjustment pursuant to clause (2) or (3) above shall increase a Conversion Price to exceed the lesser of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock During the Ratchet Period. During the Ratchet Period, in the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii)) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced to the price at which any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii)) are issued. The Conversion Price, as adjusted by the Ratchet Period, will not be affected by the conclusion thereof, except for any subsequent readjustments to be made in accordance with the provisions of Section C.4(d)(iii)(2) and (3).

(v) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock After the Ratchet Period. In the event this Corporation, at any time after the Ratchet Period shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii)) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after issuing such Additional Shares of Common Stock. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series B Preferred, Options and Convertible Securities had been fully converted into shares of Common Stock to the extent possible immediately prior to such issuance. Calculating the number of shares of Common Stock outstanding immediately prior to such issue shall exclude any Additional Shares of Common Stock issuable with respect to shares of Series B Preferred, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

(vi) Determination of Consideration. For purposes of this Section C.4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any relevant anti-dilution provisions) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or for Series B Preferred, the exercise of such Options for Convertible Securities or for Series B Preferred and the conversion or exchange of such Convertible Securities or Series B Preferred by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any relevant anti-dilution provisions) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Corporation causes after the Original Issue Date there to be a declaration or payment, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.4(e) above or a merger or other reorganization referred to in Section C.2(d) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred immediately before that change.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment to the Conversion Price pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred stock.

(i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Designated Preferred Stock:

(1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series B Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Designated Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.

(l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Designated Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

(m) Notices. Any notice required by the provisions of this Section C.4 to be given to the holders of shares of Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Restrictions and Limitations.

(a) Required Consents. Until such time that all of the shares of Series B Preferred originally issued have converted to Common Stock, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of the Series B Preferred (voting together as a class):

(i) amend the Articles of Incorporation in a manner that would adversely affect the rights, preferences, privileges or powers of or restrictions on the Series B Preferred;

(ii) increase or decrease the authorized number of shares of Series B Preferred;

(iii) authorize or create (by reclassification or otherwise) any new class or series of stock having rights, preferences or privileges with respects to dividends or liquidation senior to or on parity with the Series B Preferred;

(iv) approve any transaction or series of transactions deemed to be a liquidation of the Corporation;

(v) approve any merger, sale or assets or other corporate reorganization or acquisition in which the Corporation is valued at less than Twenty Million dollars ($20,000,000);

(vi) approve the voluntary liquidation or dissolution of the Corporation;

(vii) issue or approve any security or contract that would cause or permit any of the forgoing to occur with respect to the Corporation or any of its subsidiaries;

(viii) declare or pay any dividend or distribution or approve any repurchase with respect to the Series B Preferred (except as otherwise provided in the Corporation’s Articles of Incorporation or in this Certificate of Designation) or to the Common Stock (except in relation to employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to an agreement permitting the Corporation to cause a dividend, distribution or repurchase to or from such persons);

(ix) elect any single director to the Board who, upon joining the Board as a member thereof, would cause the total number of members of the Board to increase to a number of directors exceeding seven (7) directors, where the Series B Preferred holders may choose to elect the eighth (8th), the ninth (9th) or other director whose addition to the Board would increase the total number of members to any number greater than seven (7) members, but in no case may the Series B Preferred elect more than one such director;

(x) form any entity or acquire the stock or assets of any entity which is not wholly owned by the Corporation;

(xi) make any material change in the nature of the Corporation’s or any subsidiary’s primary business as presently conducted;

(xii) effect any dissolution, liquidation, or other winding up of the Corporation or any subsidiary; or

(xiii) effect any cessation of all or a substantial part of the business of the Corporation or any subsidiary.

6. No Reissuance of Designated Preferred Stock.

(a) Series B Preferred is not Reissuable. No share or shares Series B Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

D. The Series B Preferred shall have registration rights consistent with this Section D and its subsections below, provided, however, that all rights set forth in this Section D shall be subject to and limited by the number of authorized shares available pursuant to the Corporation’s Articles of Incorporation (and in such event, the registration rights specified below).

(a) Registration of Common Stock Related to the Series B Preferred. The expenses related to any registration rights described in this Section D will be paid by this Corporation (exclusive of underwriting discounts and commissions), provided, however, that this Corporation will not be required to pay the reasonable fees of more than one counsel to all holders of securities covered under this Paragraph D. All registration rights described under this Section D will terminate on the earlier of (a) such date, on or after this Corporation’s initial public offering, on which holders of securities covered by this Section D may immediately sell all covered shares under Rule 144 during any three-month period, and (b) three years after the Corporation’s initial public offering. Holders of securities covered under this Section D may transfer any registration right described herein to this Corporation’s directors or officers, to affiliates of such a holder, or to other persons acquiring at least 100,000 shares of this Corporation’s outstanding Common Stock, provided, however, that this Corporation is given written notice and consents to such transfer. Holders of any securities covered under this Paragraph D hereby agree not to effect any transactions with respect to any of this Corporation’s securities within one hundred and eighty (180) days following the initial public offering by this Corporation, provided, however, that all officers and directors of this Corporation are similarly bound.

(i) Registration upon Conversion or Demand. All Common Stock issued or issuable upon conversion of the Series B Preferred will be “Registrable Securities” that may be registered under the Securities Act of 1933, as amended, and consistent with any other applicable securities laws. Holders of at least 50% of the Registrable Securities will be entitled to demand that this Corporation effect up to two firmly underwritten registrations; provided, however, that each such registration has aggregate proceeds payable to the Corporation after all applicable fees and commissions of at least Twenty-Five Million Dollars ($25,000,000). Holders of the Series B Preferred may make such a demand at any time following the earlier of either (i) five years following the closing of the financing contemplated in the Convertible Loan Credit Agreement, or (ii) 180 days following this Corporation’s initial public offering. The Corporation will have the right to delay such registration under certain circumstances for up to two periods of up to one hundred and twenty (120) days each in any twelve month period.

(ii) “Piggyback” Registration. The holders of Registrable Securities will be entitled to tender such securities into any registered offering by the Corporation on its own behalf or on behalf of selling stockholders. In an underwritten offering, the managing underwriters will have the right, in the event of marketing limitations, to limit the number of Registrable Securities included in the offering, provided, however, that in an offering other than the initial public offering, the Registrable Securities may not be limited to less than twenty five percent (25%) of the total offering. In the event of such marketing limitations, each holder of Registrable Securities will have the right to include shares on a pro rata basis as among all such holders.

(iii) S-3 Rights. Holders of Registrable Securities will be entitled to demand registrations on Form S-3 (if available to the Corporation) so long as the offering is for common stock having an aggregate offering price of not less than One Million dollars ($1,000,000). This Corporation will not be required to file more than two such Form S-3 registration statements in any twelve month period, and this Corporation may defer an S-3 filing two times during any twelve month period for up to one hundred and twenty (120) days.

E. The powers, preferences, rights, restrictions, and other matters relating to the Common Stock are as follows:

1. Common Stock Relative to Preferred Stock.

(a) Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that are hereby or later fixed with respect to any shares of any series of the Preferred Stock, consistent with the provisions of this Certificate of Designation

(b) Voting Rights. Except as otherwise required by law, in the Corporation’s Articles of Incorporation, in its bylaws or in this Certificate of Designation, each holder of Common Stock shall, subject to the provisions of this Certificate of Designation, have one (1) vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

(c) Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board, out of the assets of the corporation that are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

(d) Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled to participate with the Preferred Stock in any distribution of the assets of the corporation in accordance with the provisions of this Certificate of Designation.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on its behalf by the undersigned as of the date below.

Bakken Resources, Inc.

By:
Name:
Title:
Date:

EXHIBIT 1

CONVERSION NOTICE

The undersigned hereby elects to convert shares of Series B Preferred, represented by stock certificate No(s). ___________________, into shares of common stock (“Common Stock”) of Bakken Resources, Inc. (the “Corporation”) according to the terms and conditions of the Certificate of Designation relating to the Series B Preferred (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Conversion Date:

Number of Series B Preferred shares to Convert:

Applicable Conversion Price:

Number of Shares of Common Stock to be Issued:

Name of Holder:

Address:

Signature:

Name:

Title:

Holder Requests Delivery to be made
(check one)

☐ – By delivery of physical certificates to the address above

☐ – Through the Nevada Agency and Trust Company (NATCO) NATCO Account No: _____________________